Exhibit 4.7

DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of the capital stock of Protalix BioTherapeutics, Inc. We are a Delaware corporation. The rights of our stockholders are governed by the Delaware General Corporation Law (the “DGCL”) and by our Certificate of Incorporation, as amended, and our Bylaws, which are exhibits to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) and available at www.sec.gov. The following summary is qualified in its entirety by reference to the applicable provisions of the DGCL and our Certificate of Incorporation, as amended, and Bylaws, which are subject to future amendment in accordance with the provisions thereof. Our common stock is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Authorized Capital Stock

General. Our charter provides that we may issue up to 144,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. The number of shares of our common stock issued and outstanding as of a recent date is set forth on the cover page of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Commission. We currently have no outstanding shares of preferred stock.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends. Subject to the preferential rights, if any, of the holders of any outstanding series of our preferred stock, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors (our “Board”) out of funds legally available therefor.

Dividend Policy. We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend upon our financial condition, operating results, capital requirements, covenants in our debt instruments (if any), and such other factors as our Board deems relevant.

Liquidation. In the event of our liquidation, dissolution or winding-up, after payment of all of our debts and liabilities, the holders of our common stock are entitled to share ratably in all remaining assets available for distribution after the payment of debts and liabilities and after provision has been made for each class of stock, if any, having preferences over our common stock. Holders of our common stock, as such, have no preemptive or other rights and there are no redemption provisions applicable to our common stock. All of our outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. In accordance with the rules of the Tel Aviv Stock Exchange, we are allowed to issue securities with preferential rights relating to dividends, but such securities may not have voting rights.

Other Rights. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

Our Certificate of Incorporation, as amended, authorizes the issuance of up to 100,000,000 shares of preferred stock with such voting rights, rights of redemption and other relative rights and preferences as may be determined from time to time by our Board. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation, as Amended, and Our By-laws

Delaware statutory law, our Certificate of Incorporation, as amended, and our Bylaws contain provisions that could make acquisition of our Company by means of a tender offer, a proxy contest or otherwise more difficult. These provisions are intended to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description of our Certificate of Incorporation, as amended, and our Bylaws set forth below is only a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated Bylaws, which are exhibits to our most recent Annual Report on Form 10-K.

Blank Check Preferred Stock. Our amended and restated certificate of incorporation permits us to issue, without any further vote or action by the stockholders, up to 100,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

Number of Directors; Filling Vacancies; Removal. Our Bylaws provide that the number of directors which shall constitute the whole of the Board shall be fixed from time to time by resolution of the Board. Directors shall be elected by a plurality vote of the shares represented in person or by proxy at the annual meeting of stockholders in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of stockholders called for that purpose in the manner provided in our Bylaws. In addition, our amended and restated certificate of incorporation and amended and restated Bylaws provide that a Board vacancy resulting from the death, removal or resignation of a director, as well as a vacancy resulting from an increase in the number of directors or if the stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole Board, may be filled solely by the affirmative vote of a majority of the remaining directors then in office even though that may be less than a quorum of the Board.

Special Meetings. Special Meetings of our stockholders may be called, for any purpose or purposes, by the Chairman of the Board or the President or the Board of Directors at any time. Upon written request of any stockholder or stockholders holding in the aggregate not less than 10% of all of the votes entitled to be cast on any issue proposed to be considered at the Special Meeting signed, dated and delivered in person or sent by registered mail to the Chairman of the Board, President or Secretary of our company, the Secretary shall call a special meeting of stockholders to be held at the principal office of the corporation or at such place and at such time as the Secretary may fix, such meeting to be held not less than 10 nor more than 60 days after the receipt of such request, and if the Secretary shall neglect or refuse to call such meeting within seven days after the receipt of such request, the stockholder making such request may do so.

No Stockholder Action by Written Consent Unless Approved by the Board. Our Bylaws requires that all actions to be taken by stockholders must be taken at a duly called annual or special meeting, and stockholders are not permitted to act by written consent. These provisions will make it more difficult for stockholders to take an action opposed by our Board.

Section 203 of the Delaware General Corporation Law. Section 203 of the DGCL provides that, subject to certain specified exceptions, a corporation will not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (3) on or after such time, both the board of directors of the corporation and at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder approves the business combination. Section 203 of the DGCL generally defines an “interested stockholder” to include (x) any person that owns 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

Section 203 of the DGCL generally defines a “business combination” to include (1) any merger or consolidation with an interested stockholder or other entity if the merger or consolidation is caused by the interested stockholder and as a result section (a) of Section 203 is no longer applicable to the surviving entity, (2) sales or other dispositions of 10% or more of the corporation’s assets with or to an interested stockholder, (3) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (4) certain transactions which would increase the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (5) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

We have elected not to be subject to Section 203 of the DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing Information

Our common stock is listed on the NYSE American and the Tel Aviv Stock Exchange under the symbol “PLX.”